Exhibit 99.1

April 30, 2025

SiteOne Landscape Supply Announces First Quarter 2025 Earnings

First Quarter 2025 Highlights (Compared to First Quarter 2024):

•	Net sales increased 4% to $939.4 million
•	Organic Daily Sales decreased 1%
•	Gross profit increased 3% to $309.8 million; gross margin contracted 30 basis points to 33.0%
•	SG&A as a percentage of Net sales increased 30 basis points to 36.5%; Base Business SG&A decreased 3% on an adjusted basis
•	Net loss attributable to SiteOne of $27.3 million, compared to $19.3 million for the prior year period
•	Adjusted EBITDA[1] increased 6% to $22.4 million; Adjusted EBITDA margin increased 10 basis points to 2.4%
•	Cash used in operating activities increased $30.3 million to $129.6 million
•	Closed the acquisition of Pacific Nurseries

Post Quarter Highlights

•	Closed the acquisition of Green Trade Nursery

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its first quarter ended March 30, 2025 (“First Quarter 2025”).

“We are pleased to report a solid start to 2025, with total sales growth of 4% and Adjusted EBITDA growth of 6%. We were particularly pleased to achieve good SG&A leverage in our base business on an adjusted basis despite the Organic Daily Sales decline,” said Doug Black, SiteOne’s Chairman and CEO. “With the current uncertainty in the market, we are focused on delivering a solid year of performance and growth with strong cost control, good gross margin management, and by continuing to gain market share through our commercial initiatives. We also continue to execute our acquisition strategy with the addition of two high-performing companies year-to-date and with a robust pipeline of additional target companies. As we look ahead, we remain confident in our ability to navigate the current market conditions, execute our plans, and deliver superior value to our customers and suppliers to achieve excellent long-term value for our shareholders through organic growth, acquisition growth and Adjusted EBITDA margin expansion.”

First Quarter 2025 Results

Net sales for the First Quarter 2025 increased to $939.4 million, or 4%, compared to $904.8 million for the prior year period. Organic Daily Sales decreased 1% compared to the prior year period due to a later start to the spring selling season, lower prices for commodity products, and a softer repair and remodel end market. Acquisitions contributed $45.1 million, or 5%, to Net sales growth for the quarter.

Gross profit increased 3% to $309.8 million for the First Quarter 2025 compared to $301.2 million for the prior year period. Gross margin contracted 30 basis points to 33.0%, due to lower price realization and higher freight expense, partially offset by positive contributions from acquisitions.

Selling, general and administrative expenses (“SG&A”) for the First Quarter 2025 increased to $343.2 million from $327.7 million for the prior year period. SG&A as a percentage of Net sales increased 30 basis points to 36.5% due primarily to the impact of acquisitions. SG&A for the Base Business decreased 3% on an adjusted basis compared to the prior year period.

Net loss attributable to SiteOne for the First Quarter 2025 was $27.3 million, compared to $19.3 million for the same period in the prior year due to higher SG&A expenses, partially offset by higher Net sales.

Adjusted EBITDA1 for the First Quarter 2025 increased 6% to $22.4 million, compared to $21.1 million for the prior year period. Adjusted EBITDA margin improved 10 basis points to 2.4%.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet as of March 30, 2025, was $580.4 million compared to $508.0 million as of March 31, 2024. Net debt to Adjusted EBITDA1 for the last twelve months was 1.5 times compared to 1.3 times for the prior year period.

As of March 30, 2025, Cash and cash equivalents was $56.6 million and available capacity under the ABL Facility was $467.7 million.

Outlook

“While the direct impact of tariffs is relatively small and manageable, the potential impact of ongoing uncertainty related to tariffs, inflation, and interest rates on consumer confidence and end market demand remains to be seen. Against this backdrop, we expect commodity price deflation to continue moderating in 2025 with declines in products like PVC pipe mitigated by increases across our other products. Overall, with the impact of tariffs, we currently expect pricing, which was down 1% in the first quarter, to be flat to slightly up for the full year 2025,” Black continued. “In terms of end markets, we expect overall demand to be flat to slightly down with solid growth in maintenance, which represents 35% of our business, continued soft repair and upgrade demand, and resilient but uncertain demand in new residential and new commercial construction. With the benefit of our commercial initiatives, we continue to expect sales volume to be positive, yielding low single-digit Organic Daily Sales growth for the full year. With the strong actions taken in 2024 to reduce cost combined with our operational initiatives, ongoing SG&A management, and contributions from acquisitions, we continue to expect to increase Adjusted EBITDA margin in 2025."

Given these trends, we continue to expect our full year Adjusted EBITDA to be in the range of $400 million to $430 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full year 2025 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, April 30, 2025, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay is 13752895. The replay will be available until 11:59 p.m. (ET) on May 14, 2025.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

1.	Adjusted EBITDA includes contribution from non-controlling interest of $0.3 million for the First Quarter 2025.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our acquisition pipeline, organic and acquisition growth, and 2025 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, financial market, and economic conditions; including challenges created, in part by the imposition of U.S. tariffs and broader geopolitical conflicts, and the resulting economic concerns, market fluctuations, declines in consumer sentiment and impact on the price, and demand for, our products; severe weather and climate conditions; seasonality of our business and its impact on demand for our products; prices for the products we purchase may fluctuate including as a result of commodity price deflation; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; competitive industry pressures, including competition for our talent base; supply chain disruptions (including as a result of the imposition of U.S. tariffs), product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine, the conflict in the Gaza Strip, and unrest in the Middle East; risks related to our current indebtedness and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents Net income (loss) plus the sum of income tax expense (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. Base Business is defined as SiteOne operations excluding acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the fiscal year. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	March 30, 2025	December 29, 2024
Current assets:
Cash and cash equivalents	$56.6	$107.1
Accounts receivable, net of allowance for doubtful accounts of $28.1 and $26.9, respectively	561.5	547.1
Inventory, net	1,032.1	827.2
Income tax receivable	21.7	12.3
Prepaid expenses and other current assets	75.1	55.9
Total current assets	1,747.0	1,549.6

Property and equipment, net	297.1	292.1
Operating lease right-of-use assets, net	409.7	415.3
Goodwill	520.0	518.1
Intangible assets, net	249.1	261.0
Deferred tax assets	18.9	18.5
Other assets	16.6	16.2
Total assets	$3,258.4	$3,070.8

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$432.5	$315.5
Current portion of finance leases	30.9	29.7
Current portion of operating leases	90.5	90.2
Accrued compensation	58.3	70.9
Long-term debt, current portion	3.9	4.3
Accrued liabilities	124.7	130.2
Total current liabilities	740.8	640.8

Other long-term liabilities	10.2	11.0
Finance leases, less current portion	103.1	100.9
Operating leases, less current portion	335.0	342.3
Long-term debt, less current portion	499.1	383.9
Total liabilities	1,688.2	1,478.9

Commitments and contingencies

Redeemable non-controlling interest	19.2	19.4

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,666,919 and 45,601,760 shares issued, and 44,949,746 and 44,913,296 shares outstanding at March 30, 2025, and December 29, 2024, respectively	0.5	0.5
Additional paid-in capital	636.8	626.5
Retained earnings	1,012.6	1,039.9
Accumulated other comprehensive income (loss)	(7.1)	(6.1)
Treasury stock, at cost, 717,173 and 688,464 shares at March 30, 2025, and December 29, 2024, respectively	(91.8)	(88.3)
Total stockholders' equity	1,551.0	1,572.5
Total liabilities, redeemable non-controlling interest, and stockholders' equity	$3,258.4	$3,070.8

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended
	March 30, 2025	March 31, 2024
Net sales	$939.4	$904.8
Cost of goods sold	629.6	603.6
Gross profit	309.8	301.2

Selling, general and administrative expenses	343.2	327.7
Other income	3.9	4.2
Operating loss	(29.5)	(22.3)

Interest and other non-operating expenses, net	7.4	6.7
Loss before taxes	(36.9)	(29.0)
Income tax benefit	(9.4)	(9.7)
Net loss	(27.5)	(19.3)

Less: Net loss attributable to non-controlling interest	(0.2)	—

Net loss attributable to SiteOne	$(27.3)	$(19.3)

Net loss per common share:
Basic	$(0.61)	$(0.43)
Diluted	$(0.61)	$(0.43)
Weighted average number of common shares outstanding:
Basic	45,084,610	45,263,984
Diluted	45,084,610	45,263,984

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three Months Ended
	March 30, 2025	March 31, 2024
Cash Flows from Operating Activities:
Net loss	$(27.5)	$(19.3)
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	19.9	16.9
Stock-based compensation	13.6	10.5
Amortization of software and intangible assets	15.5	16.0
Amortization of debt related costs	0.3	0.3
Gain on sale of equipment	(0.2)	(1.0)
Other	(2.7)	(1.5)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(14.3)	(38.1)
Inventory	(204.4)	(160.9)
Income tax receivable	(9.4)	(2.8)
Prepaid expenses and other assets	(17.8)	(8.9)
Accounts payable	118.8	121.0
Income tax payable	—	(8.0)
Accrued expenses and other liabilities	(21.4)	(23.5)
Net Cash Used In Operating Activities	$(129.6)	$(99.3)

Cash Flows from Investing Activities:
Purchases of property and equipment	(14.8)	(8.9)
Acquisitions, net of cash acquired	(7.1)	—
Proceeds from the sale of property and equipment	0.9	1.6
Net Cash Used In Investing Activities	$(21.0)	$(7.3)

Cash Flows from Financing Activities:
Equity proceeds from common stock	0.8	2.6
Repurchases of common shares	(3.8)	—
Repayments under term loan	(1.0)	(1.0)
Borrowings on asset-based credit facilities	220.5	158.2
Repayments on asset-based credit facilities	(104.5)	(82.1)
Payments on finance lease obligations	(7.7)	(5.8)
Payments of acquisition related contingent obligations	—	(1.8)
Other financing activities	(4.3)	(4.4)
Net Cash Provided By Financing Activities	$100.0	$65.7

Effect of exchange rate on cash	0.1	(0.1)
Net change in cash	(50.5)	(41.0)
Cash and cash equivalents:
Beginning	107.1	82.5
Ending	$56.6	$41.5

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$5.8	$6.0
Cash paid during the year for income taxes	$—	$1.1

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2025	2024				2023
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Reported Net income (loss)	$(27.5)	$(21.5)	$44.6	$120.6	$(19.3)	$(3.4)	$57.3	$124.0
Income tax expense (benefit)	(9.4)	(10.1)	15.8	40.0	(9.7)	(5.0)	17.5	40.0
Interest expense, net	7.4	6.7	9.5	9.0	6.7	6.5	6.4	7.3
Depreciation and amortization	35.4	35.6	35.9	34.6	32.9	34.6	31.3	31.0
EBITDA	5.9	10.7	105.8	204.2	10.6	32.7	112.5	202.3
Stock-based compensation(a)	13.6	5.5	5.2	3.8	10.5	5.0	5.0	7.1
(Gain) loss on sale of assets(b)	(0.2)	1.5	0.3	(0.3)	(1.0)	(0.1)	(0.2)	0.2
Financing fees(c)	—	—	0.5	—	—	—	0.4	0.1
Acquisitions and other adjustments(d)	3.1	14.1	3.0	2.8	1.0	2.3	2.1	1.5
Adjusted EBITDA(e)	$22.4	$31.8	$114.8	$210.5	$21.1	$39.9	$119.8	$211.2

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain and charges during the fourth quarter of 2024 for consolidating or closing certain Pioneer locations. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest of $0.3 million for the first quarter of 2025, and $0.8 million, $0.8 million, and $0.9 million for the fourth, third, and second quarter of 2024, respectively.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales):

	2025	2024
	Qtr 1	Qtr 1
Reported Net sales	$939.4	$904.8
Organic Sales(a)	894.3	904.8
Acquisition contribution(b)	45.1	—
Selling Days	64	64
Organic Daily Sales	$14.0	$14.1

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2025 and 2024.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2025 Fiscal Year. Includes Net sales from branches acquired in 2025 and 2024.